EXHIBIT 1

                           MINUTES OF A MEETING OF THE
               BOARD OF DIRECTORS OF LEGALPLAY ENTERTAINMENT INC.
                     HELD ON THE 22nd DAY OF FEBRUARY, 2005


The following resolutions were passed by the Board of Directors of LEGALPLAY ENTERTAINMENT INC. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Corporation as at February 22, 2005.

WHEREAS the undersigned are Directors of LEGALPLAY ENTERTAINMENT INC., a Florida company, and they desire to take the action hereinafter set forth without a duly called meeting of the Directors.

NOW THEREFORE the undersigned hereby adopts the following resolutions, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

RESOLVED THAT:

     1. The Board of Directors accepts the resignation of Mr. Greg Cathcart as President and director;

     2. The Board of Directors appoints Mr. John (Jack) Edwin Page as a director of the Corporation. Mr. Page has agreed, by written consent, to act as a director of the Corporation; and

     3. The Board of Directors appoints Mr. Cecil Morris to the position of President of the Corporation. Mr. Morris has agreed, by written consent, to act as an officer of the Corporation.

EFFECTIVE this 22nd day of February, 2005.




/s/ Cecil Morris                               /s/ John (Jack) Edwin Page
----------------------------                   ---------------------------------
Cecil Morris, Director                         John (Jack) Edwin Page, Director





Accepted for filing in the Corporation's
records this 22nd day of February,2005.        /s/ Cecil Morris
                                               ---------------------------------
                                               Cecil Morris, President


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